Exhibit 99.2

OCWEN FINANCIAL CORPORATION
AND SUBSIDIARIES
Unaudited Pro Forma Combined Financial Statements
As of and for the Six Months Ended June 30, 2011
And for the Year Ended December 31, 2010

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    On September 1, 2011, Ocwen Financial Corporation (“Ocwen”) completed its acquisition (the “Acquisition”) of (i) all the outstanding partnership interests of Litton Loan Servicing LP (“Litton”), a subsidiary of The Goldman Sachs Group, Inc. (“Seller”) and provider of servicing and subservicing of primarily non-prime residential mortgage loans and (ii) certain interest-only servicing securities previously owned by Goldman Sachs & Co., also a subsidiary of Seller (collectively referred to as “Litton Loan Servicing Business”).

    The unaudited pro forma combined balance sheet gives effect to the Acquisition as if it had occurred on June 30, 2011 and combines the unaudited consolidated balance sheet of Ocwen and the unaudited combined statement of financial position of Litton Loan Servicing Business. The unaudited pro forma combined statements of operations combine the consolidated results of operations of Ocwen and combined results of operations of Litton Loan Servicing Business for the year ended December 31, 2010 and the six months ended June 30, 2011 and are presented as if the Acquisition had occurred on January 1, 2010.

    The historical consolidated financial information of Ocwen and combined financial information of Litton Loan Servicing Business have been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma combined financial information was based on and should be read in conjunction with the:

●	Historical audited consolidated financial statements for the year ended December 31, 2010 and the related notes of Ocwen included in its Annual Report on Form 10-K; and

●	Historical unaudited interim consolidated financial statements and related notes of Ocwen included in its Quarterly Reports on Form 10-Q for 2011; and

●
Historical audited combined statements of financial position of Litton Loan Servicing Business at December 31, 2010 and December 31, 2009, and the combined statements of income, statements of owners’ equity and statements of cash flows for each of the three years in the period ended December 31, 2010 that are included as Exhibit 99.1; and

●
Historical unaudited combined statement of financial position of Litton Loan Servicing Business at June 30, 2011, the combined statements of income and statements of cash flows for the six months ended June 30, 2011 and June 30, 2010 and the combined statement of owners’ equity for the six months ended June 30, 2011 that are included as Exhibit 99.1.

    The unaudited pro forma combined financial statements are provided for informational purposes only and are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Acquisition been completed as of the dates indicated because of differences in servicing practices and cost structure between Ocwen and Litton Loan Servicing Business. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined companies nor does it reflect expected realization of any cost savings associated with the Acquisition.

    The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. We believe that the fair values assigned to the assets acquired and liabilities assumed, as reflected in the pro forma financial statements, are based on reasonable assumptions. However, all components of the purchase price allocation are considered preliminary. Ocwen’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the results of operations. We anticipate finalizing the purchase price allocations by December 31, 2011.

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2011
(Dollars in thousands, except share data)

		Litton Loan
		Servicing
	Ocwen	Business	Pro Forma		Ocwen Pro
	Historical	Historical	Adjustments	Note	Forma
Assets
Cash	$104,167	$13,176	$(55,552)	5A	$61,791
Restricted cash - for securitization investors	1,507	—	—		1,507
Loans held for resale, at lower of cost or fair value	23,193	—	—		23,193
Advances	167,261	2,505,683	(2,505,683)	5B	167,261
Match funded advances	1,421,636	—	2,505,683	5B	3,927,319
Accrued servicing fees	—	91,138	(91,138)	5C	—
Tax receivable due from Seller	—	31,981	(31,981)	5D	—
Loans, net - restricted for securization investors	62,344	—	—		62,344
Mortgage servicing rights, at amortized cost	175,591	—	117,842	5E	293,433
Mortgage servicing rights, at fair value	—	48,305	(48,305)	5E	—
Interest-only securities, at fair value	—	17,061	—		17,061
Receivables, net	53,066	—	18,066	5F,N	71,132
Deferred tax assets, net	139,086	97,740	(97,740)	5G	139,086
Goodwill and other intangible assets, net	12,810	4,579	36,807	5H	54,196
Premises and equipment, net	4,578	19,413	6,314	5I	30,305
Investment in unconsolidated entities	12,611	—	—		12,611
Other assets	110,899	23,290	36,685	5F,J	170,874
Total assets	$2,288,749	$2,852,366	$(109,002)		$5,032,113

Liabilities and Equity
Liabilities
Accounts payable and other liabilities	$—	$49,888	$(49,888)	5K	$—
Match funded liabilities	1,041,998	—	2,129,830	5L	3,171,828
Secured borrowings - owed to securitization investors	58,696	—	—		58,696
Lines of credit and other secured borrowings	41,458	—	563,500	5L	604,958
Servicer liabilities	2,065	—	—		2,065
Debt securities	82,554	—	—		82,554
Debt obligations due to Seller	—	2,447,123	(2,447,123)	5M	—
Other liabilities	106,152	—	50,293	5K,N	156,445
Total liabilities	1,332,923	2,497,011	246,612		4,076,546

Commitments and contingencies

Equity
Ocwen Financial Corporation stockholders’ equity
Common stock, $0.01 par value; 200,000,000 shares authorized; 100,937,283 shares issued and outstanding	1,009	—	—		1,009
Additional paid-in capital	469,541	—	—		469,541
Retained earnings	493,908	—	(259)	5N	493,649
Partners’ capital	—	355,355	(355,355)	5O	—

Accumulated other comprehensive loss, net of income taxes	(8,883)	—	—		(8,883)
Total Ocwen Financial Corporation stockholders’ equity	955,575	355,355	(355,614)		955,316
Non-controlling interest in subsidiaries	251	—	—		251
Total equity	955,826	355,355	(355,614)		955,567
Total liabilities and equity	$2,288,749	$2,852,366	$(109,002)		$5,032,113

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011
(Dollars in thousands, except share data)

		Litton Loan
		Servicing
	Ocwen	Business	Pro Forma		Ocwen Pro
	Historical	Historical	Adjustments	Note	Forma
Revenue
Servicing and subservicing fees	$198,342	$104,214	$8,931	6A,B,C,I	$311,487
Change in fair value of interest-only securities	—	(4,011)	4,011	6D	—
Process management fees	16,936	—	—		16,936
Other revenues	1,565	2,793	(2,793)	6C	1,565
Total revenue	216,843	102,996	10,149		329,988

Operating expenses
Compensation and benefits	30,040	67,883	559	6I	98,482
Amortization of servicing rights	18,849	—	11,922	6E	30,771
Servicing and origination	3,223	7,862	(2,848)	6F,I	8,237
Technology and communications	13,245	—	5,614	6H,I	18,859
Professional services	5,654	—	33,399	6G,I	39,053
Occupancy and equipment	8,283	—	14,327	6I	22,610
Provision for losses on servicing advances	—	809	(809)	6F	—
General and administrative expenses	—	57,771	(57,771)	6H,I	—
Other operating expenses	4,159	—	2,996	6I	7,155
Total operating expense	83,453	134,325	7,389		225,167

Income (loss) from operations	133,390	(31,329)	2,760		104,821

Other income (expense)
Interest income	4,458	5,660	—		10,118
Interest expense	(59,356)	(15,898)	(32,561)	6J,K	(107,815)
Loss on loans held for resale, net	(2,520)	—	—		(2,520)
Equity in losses of unconsolidated entities	(550)	—	—		(550)
Other, net	103	—	—		103
Other expense, net	(57,865)	(10,238)	(32,561)		(100,664)
Income (loss) before income taxes	75,525	(41,567)	(29,801)		4,157
Income tax expense (benefit)	27,078	(14,562)	(10,764)	6L	1,752
Net income (loss)	48,447	(27,005)	(19,037)		2,405
Net loss attributable to non-controlling interest in subsidiaries	5	—	—		5

Net income (loss) attributable to Ocwen Financial Corporation	$48,452	$(27,005)	$(19,037)		$2,410

Basic earnings per share
Net income attributable to Ocwen Financial Corporation	$0.48				$0.02

Diluted earnings per share
Net income attributable to Ocwen Financial Corporation	$0.45				$0.02

Weighted average common shares outstanding
Basic	100,853,424				100,853,424
Diluted	107,944,681				103,307,457

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Dollars in thousands, except share data)

		Litton Loan
		Servicing
	Ocwen	Business	Pro Forma		Ocwen Pro
	Historical	Historical	Adjustments	Note	Forma
Revenue
Servicing and subservicing fees	$321,699	$235,379	$36,961	6A,B,C,I	$594,039
Change in fair value of interest-only securities	—	(8,338)	8,338	6D	—
Process management fees	33,704	—	—		33,704
Other revenues	4,978	6,396	(6,396)	6C	4,978
Total revenue	360,381	233,437	38,903		632,721

Operating expenses
Compensation and benefits	87,644	132,211	1,456	6I	221,311
Amortization of servicing rights	31,455	—	25,334	6E	56,789
Servicing and origination	6,851	15,082	27,845	6F,I	49,778
Technology and communications	25,644	—	21,044	6H,I	46,688
Professional services	42,837	—	26,477	6I	69,314
Occupancy and equipment	32,924	—	27,803	6H,I	60,727
Provision for losses on servicing advances	—	33,734	(33,734)	6F	-
Goodwill impairment	—	154,065	—		154,065
General and administrative expenses	—	74,135	(74,135)	6H,I	-
Other operating expenses	9,119	—	4,777	6I	13,896
Total operating expense	236,474	409,227	26,867		672,568

Income (loss) from operations	123,907	(175,790)	12,036		(39,847)

Other income (expense)
Interest income	10,859	13,433	—		24,292
Interest expense	(85,923)	(34,598)	(78,587)	6J,K	(199,108)
Loss on trading securities	(7,968)	—	—		(7,968)
Loss on loans held for resale, net	(5,865)	—	—		(5,865)
Equity in earnings of unconsolidated entities	1,371	—	—		1,371
Other, net	2,773	—	—		2,773
Other expense, net	(84,753)	(21,165)	(78,587)		(184,505)

Income (loss) from continuing operations before income taxes	39,154	(196,955)	(66,551)		(224,352)
Income tax expense (benefit)	5,545	(68,854)	(24,038)	6L	(87,347)
Income (loss) from continuing operations	33,609	(128,101)	(42,513)		(137,005)
Net income attributable to non-controlling interest in subsidiaries	(8)	—	—		(8)
Income (loss) from continuing operations attributable to Ocwen Financial Corporation	$33,601	$(128,101)	$(42,513)		$(137,013)

Basic earnings (loss) per share
Income (loss) from continuing operations attributable to Ocwen Financial Corporation	$0.34				$(1.37)

Diluted earnings (loss) per share
Income (loss) from continuing operations attributable to Ocwen Financial Corporation	$0.32				$(1.37)

Weighted average common shares outstanding
Basic	100,273,121				100,273,121
Diluted	107,483,015				100,273,121

See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

OCWEN FINANCIAL CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise indicated)

    The pro forma adjustments are based upon the following assumptions with regard to the Acquisition.

1.	Acquisition Transaction

    On September 1, 2011, Ocwen Financial Corporation (“Ocwen”) completed its acquisition (the “Acquisition”) of (i) all the outstanding partnership interests of Litton Loan Servicing LP (“Litton”), a subsidiary of The Goldman Sachs Group, Inc. (“Seller”) and provider of servicing and subservicing of primarily non-prime residential mortgage loans and (ii) certain interest-only servicing securities previously owned by Goldman Sachs & Co., also a subsidiary of Seller (collectively referred to as “Litton Loan Servicing Business”).

    Ocwen completed the Acquisition in order to expand its Servicing segment. The Acquisition resulted in the acquisition by Ocwen of a servicing portfolio of approximately 245,000 primarily non-prime residential mortgage loans with approximately $38.6 billion in unpaid principal balance and the servicing platform of Litton Loan Servicing Business based in Houston, Texas, Dallas, Texas and Atlanta, Georgia.

    The base purchase price for the Acquisition was $247.2 million, which was paid in cash by Ocwen at closing. In addition, Ocwen repaid at closing Litton’s $2.4 billion outstanding debt on an existing servicing advance financing facility provided by an affiliate of the Seller and entered into to a new advance financing facility under which it borrowed $2.1 billion from the Seller. On September 1, 2011, Ocwen and certain of its subsidiaries also entered into a $575 million senior secured term loan facility agreement to fund the base purchase price and the amount of the repayment of Litton’s advance financing facility debt in excess of the proceeds from the new advance financing facility. Additional details of the senior secured term loan are provided below.

    The purchase price was based in part on estimated closing-date measurements specified in the purchase agreement between Ocwen and Seller dated June 6, 2011 and may be further adjusted as these estimated closing-date measurements are finalized.

    Borrowings under the senior secured term loan facility are net of an original issue discount of $11,500, which is being amortized over the life of the loan. Borrowings under the facility bear interest at a rate elected by Ocwen equal to 1-Month LIBOR plus an applicable margin of 5.50% with a 1-Month LIBOR floor of 1.50%. Ocwen is required to prepay the principal amount of the term loans in consecutive quarterly installments of $14,375 commencing September 30, 2011, with the balance of the term loans becoming due on September 1, 2016.

    Under the new advance financing facility with the Seller, Ocwen was able to finance 85% of the servicing advances acquired in the Acquisition and may continue to finance up to 85% of future servicing advances related to mortgage loans underlying the acquired servicing portfolio. Borrowings under this facility are collateralized solely by the related servicing advances and bear interest at a fixed rate of 3.3875%. On each semiannual anniversary of the closing date of the Acquisition, the maximum amount of the facility is reduced to a specified percentage of the original borrowing amount: 89% at March 1, 2012; 77% at September 1, 2012, 66% at March 1, 2013 and 55% at September 1, 2013. The termination date for the facility is September 1, 2013.

    For accounting purposes, Ocwen has treated the Acquisition as a purchase of a business pursuant to FASB Accounting Standards Codification 805, “Business Combinations” which requires, among other things, the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date using the acquisition method.

    The Acquisition is treated as an asset purchase for U.S. tax purposes. We expect the opening tax basis for the acquired assets and liabilities to be the fair value.

2.	Accounting Policies

    The unaudited pro forma combined financial statements reflect adjustments to conform the results of Litton Loan Servicing Business to the accounting policies of Ocwen with regard to the timing of servicing revenue recognition and the subsequent measurement of mortgage servicing rights (MSRs).

   Litton Loan Servicing Business recognized servicing fees when the fees were earned, which it generally considered to be the period during which the services were provided. Ocwen generally considers servicing fees to be earned when the borrowers’ payments are collected and recognizes servicing fees at that time.

    Litton Loan Servicing Business accounted for its MSRs using the fair value measurement method with changes in fair value reported in the statement of operations as an adjustment to Servicing and subservicing fees. Ocwen accounts for all classes of its MSRs using the amortization method.

3.	Reclassifications

    Certain amounts in the historical balance sheet and statements of operations of Litton Loan Servicing Business have been reclassified to conform to Ocwen’s presentation. The details of these reclassifications are provided in Notes 5B, F and K for the balance sheet and in Notes 6C, F and I for the statements of operations.

4.	Pro Forma Allocation of Purchase Price

    The following table summarizes the pro forma estimate of the fair values of assets acquired and liabilities assumed as part of the Acquisition as if it had occurred on June 30, 2011:

Cash	$13,176
Advances	2,505,683
Mortgage servicing rights	117,842
Interest-only securities	17,061
Premises and equipment, net	25,727
Other assets	23,290
Other liabilities	(49,888)
Total identifiable net assets	2,652,891
Goodwill	41,386
Total consideration	2,694,277
Assumed debt repaid at closing	(2,447,123)
Pro forma purchase price, net of repayment of assumed debt	247,154
Less: Cash acquired	(13,176)
Pro forma purchase price, net of repayment of assumed debt and cash acquired	$233,978

    For the purpose of the unaudited pro forma combined financial statements, the amount of the Litton Loan Servicing Business advance financing debt that was assumed and repaid at closing by Ocwen represents the balance outstanding at June 30, 2011 of $2,447,123. On September 1, 2011, the actual balance of Litton’s advance financing facility that was assumed and repaid by Ocwen at closing was $2,423,123.

    Advances. Advances are non-interest bearing receivables that are expected to have a short average collection period and were, therefore, valued at their face amount, consistent with Ocwen’s methodology for estimating the fair value of servicing advances.

    MSRs. We estimated the fair value of the mortgage servicing rights acquired by calculating the present value of expected future cash flows utilizing assumptions that we believe are used by market participants, consistent with Ocwen’s methodology for estimating the fair value of MSRs.

    Interest-only securities. The interest-only securities are accounted for at fair value and classified by Ocwen as available for sale. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported in other comprehensive income until realized. The interest-only securities do not trade in an active market with observable prices. Therefore, fair value is estimated by calculating the present value of expected future cash flows utilizing assumptions that we believe are used by market participants.

    Premises and equipment. The valuation of premises and equipment was based on the in-use valuation premise, where the highest and best use of the assets would provide maximum value to market participants principally through their use with other assets as a group. This valuation presumes the continued operation of the Litton Loan Servicing Business platform as installed or otherwise configured for use.

    Other assets and liabilities. Other assets and liabilities that are expected to have a short life were valued at the face value of the specific assets and liabilities purchased, including receivables, prepaid expenses, accounts payable and accrued expenses.

    Goodwill. Goodwill is calculated as the excess of the total consideration transferred over the net assets recognized and represents the expected revenue and cost synergies of the combined business. The goodwill portion of the purchase price allocation shown in the table above is subject to adjustment as the purchase price is finalized and as the fair values of certain other components of the purchase price are adjusted. Goodwill presented here is the estimated goodwill that would have been recognized if the Acquisition had occurred at June 30, 2011 and is not necessarily indicative of the goodwill that will be recognized as of September 1, 2011.

    All components of the purchase price allocation are considered preliminary. We anticipate finalizing the purchase price allocations by December 31, 2011.

5.	Unaudited Pro Forma Combined Balance Sheet

    The unaudited pro forma combined balance sheet gives effect to the Acquisition as if it had occurred on June 30, 2011. No effect is given to the pro forma adjustments for the earnings of Litton Loan Servicing Business that are reflected in the unaudited pro forma combined statements of operations.

    The following pro forma adjustments are included in the unaudited pro forma combined balance sheet:

A.
To record proceeds of $2,681,260 from the debt incurred under the senior secured term loan facility and the new advance financing facility in connection with the Acquisition, net of original issue discount and financing fees of $23,570. To record the funding of required cash reserves related to the new advance financing facility of $42,535. Financing fees are deferred and amortized as an increase to Interest expense over the expected term of the related debt. The deferred financing fees and required cash reserves are included in Other assets. For the purpose of these unaudited combined pro forma financial statements, we assumed proceeds received from the new advance financing facility of $2,129,830 based on servicing advances that were available to pledge as collateral for borrowings under the new advance financing facility at June 30, 2011. On September 1, 2011, upon closing the Acquisition, Ocwen actually received proceeds of $2,126,742 from the new debt facility based on a lower balance of servicing advances that were available to pledge as collateral at that date.

To record the base purchase price cash consideration of $247,154.

To record the repayment of assumed debt obligations due to Seller of $2,447,123.

B.	To reclassify acquired advances which have been pledged to the new advance financing facility to Match funded advances.

C.	To eliminate the Litton Loan Servicing Business servicing fee accrual at the date of acquisition to conform to Ocwen’s policy for servicing fee revenue recognition.

D.	To eliminate the historical Tax receivable due from Seller, which did not transfer to Ocwen.

E.
To eliminate the Litton Loan Servicing Business valuation of MSRs and record the acquired MSRs at their fair value of $117,842 as determined by Ocwen at the date of acquisition in accordance with our methodology for estimating the fair value of MSRs.

F.	To reclassify Servicing receivables of $17,920 from Other assets to Receivables, net.

G.	To eliminate the historical Deferred tax assets of Litton Loan Servicing Business, which did not transfer to Ocwen.

H.	To eliminate the historical Goodwill and other intangible assets of Litton Loan Servicing Business and to record Goodwill associated with the Acquisition.

I.
To adjust the premises and equipment acquired, which consisted principally of data processing equipment and software related to the Litton Loan Servicing Business servicing platform based in Houston, Texas, Dallas, Texas and Atlanta, Georgia, to their fair values at the date of acquisition.

J.	To record deferred financing fees and required cash reserves on the acquisition-related debt.

K.	To reclassify Accounts payable and other liabilities to Other liabilities.

L.	To record the acquisition-related debt issued, net of original issue discount on the senior secured term loan.

M.	To reflect repayment of debt obligations due to Seller at the date of acquisition.

N.
To record the balance sheet adjustments, net of current taxes at the combined federal and state rate of 36.12%, for nonrecurring acquisition-related transaction costs incurred subsequent to June 30, 2011. These costs consist of $405 of professional services related to the Acquisition.

O.	To eliminate Seller’s equity in Litton Loan Servicing Business.

6.	Unaudited Pro Forma Combined Statements of Operations

    The unaudited pro forma combined statements of operations give effect to the Acquisition as if it had occurred on January 1, 2010.

    The pro forma adjustments to the Ocwen unaudited pro forma combined financial statements are based on the following adjustments to the historical statements of operations of Litton Loan Servicing Business:

A.
To eliminate the effect of the change in the Litton Loan Servicing Business accrual for servicing fees to conform to Ocwen’s policy for servicing fee revenue recognition, resulting in a reduction of $1,979 for the year ended December 31, 2010 and an increase of $683 for the six months ended June 30, 2011.

B.
To eliminate the decrease in value of MSRs of $33,191 and $6,144, respectively, for the year ended December 31, 2010 and the six months ended June 30, 2011, recognized by Litton Loan Servicing Business as a reduction of Servicing and subservicing fees.

C.	To reclassify other revenues, including principally speedpay fees, to Servicing and subservicing fees.

D.
To eliminate the change in fair value of interest-only securities. The interest-only securities are accounted for at fair value and classified by Ocwen as available for sale. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported in other comprehensive income until realized.

E.
To record amortization of acquired MSRs, reflecting amortization that would have been recognized using Ocwen’s amortization policy if the acquired MSRs had been recorded on January 1, 2010 at their June 30, 2011 fair value.

F.	To reclassify Provision for losses on servicing advances to Servicing and origination to conform to Ocwen’s presentation.

G.	To eliminate acquisition-related professional services expenses of $472 incurred by Ocwen during the six months ended June 30, 2011.

H.
To eliminate historical depreciation and other intangible amortization recognized by Litton Loan Servicing Business of $14,096 and 6,997, respectively, for the year ended December 31, 2010 and the six months ended June 30, 2011, and to record depreciation expense on acquired fixed assets, which consisted principally of data processing equipment and software related to the Litton servicing platforms, of $16,703 and $3,804, respectively, for the year ended December 31, 2010 and the six months ended June 30, 2011. Depreciation expense is based on the fair values of the acquired assets using Ocwen’s capitalization policies as adjusted for the remaining economic lives of the acquired assets at the date of acquisition.

I.	To reclassify components of Servicing and origination and General and administrative expenses to conform to Ocwen’s presentation.

J.
To eliminate interest expense of $34,598 and $15,898, respectively, for the year ended December 31, 2010 and the six months ended June 30, 2011 associated with the pre-acquisition debt of Litton Loan Servicing Business.

K.
To record interest expense on the new acquisition-related debt. The interest rate we elected to pay on the term loan is based on 1-Month LIBOR (as a base rate) plus a predetermined margin of 5.50% subject to a floor of 1.50%. For purposes of this pro forma adjustment, an annual interest rate of 7.00% was utilized for the senior secured term loan based on the 1-Month LIBOR rate at June 30, 2011 of 0.186. If 1-Month LIBOR were to increase by 0.125% to 0.311%, the interest rate on the term loan would be unchanged at 7.00% as the base rate would remain below the floor of 1.50%. The contractual quarterly principal repayments of $14,375 on the senior secured term loan were considered in determining the pro forma interest expense.

For the new advance financing facility with Seller, pro forma interest expense adjustments were based on a fixed rate of 3.3875%.

To record amortization of deferred financing fees and original issue discount on the new acquisition-related debt using the effective interest rate method.

L.	To record income taxes at the combined federal and state statutory rate of 36.12%.

7.	Earnings (Loss) per Share

    Because Ocwen paid cash to consummate the Acquisition and did not issue any of its stock or stock-based awards in connection with the Acquisition, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Ocwen historical amounts.

    Conversion of Ocwen’s 3.25% Convertible Notes into shares of common stock has not been assumed for purposes of computing pro forma diluted earnings per share for the six months ended June 30, 2011 because the effect would be anti-dilutive. The effect of the Convertible Notes on diluted earnings per share is computed using the if-converted method. Interest expense and related amortization costs applicable to the Convertible Notes, net of income tax, are added back to net income. The effect is anti-dilutive whenever interest expense on the Convertible Notes, net of income tax, per common share obtainable on conversion exceeds basic earnings per share.

    For the year ended December 31, 2010, potentially dilutive shares of 7,209,894 have been excluded from the denominator in the computation of diluted earnings per share because they are considered anti-dilutive due to the presence of a loss from continuing operations on a combined pro forma basis.